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                                                                     EXHIBIT 3.3



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             DECORA INDUSTRIES, INC.

                     Pursuant to Section 242 of the Delaware
                             General Corporation Law

         Decora Industries, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

         FIRST: The name of the Corporation is Decora Industries, Inc.

         SECOND: The Certificate of Incorporation of the Corporation is hereby amended to effect a one-for-five reverse split of the Common Stock by adding a new paragraph C to Article FOURTH to read as follows:

         "C. Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Common Stock issued and outstanding immediately prior to the Effective Date and each such share held in the corporation's treasury (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fifth (1/5) of a share of the Common Stock, par value $.01 per share (the "Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Common Certificates," whether one or more) shall be entitled to receive upon surrender of the Old Common Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates representing the number of whole shares of the Common Stock (the "Common Certificates") into which and for which the shares of the Old Common Stock formerly represented by the Old Common Certificates so surrendered are reclassified under the terms hereof. No certificate or scrip representing fractional share interests in the Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. A holder of the Old Common Certificates shall receive, in lieu of any fraction of a share of the Common Stock to which the holder otherwise would be entitled, a cash payment equal to the product of the number of shares of the Old Common Stock which have not been reclassified into a whole share of the Common Stock multiplied by the average closing price of the Old Common Stock on the NASDAQ Small Cap Market on the five most recent business days preceding the Effective Date that the Old



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         Common Stock was traded. If more than one Old Common Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of the Common Stock for which Common Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Common Certificates so surrendered.

                  In the event that the Corporation's Transfer Agent determines that a holder of the Old Common Certificates has not tendered all of his or her certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange so that payment for fractional shares to such holder shall not exceed the value of one (1) whole share of the Common Stock as a result of the rounding up of fractional shares. If any Common Certificate is to be issued in a name other than that in which the Old Common Certificates surrendered for exchange are issued, the Old Common Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Common Certificates surrendered, or provide funds for their purchase or establish to the satisfaction of the Transfer Agent that such taxes are not payable."

         THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of December 29, 1997.

         FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, Decora Industries, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its Executive Vice President this 29th day of December, 1997.


                                            DECORA INDUSTRIES, INC.



                                            By /s/Timothy N. Burditt
                                               ---------------------------------
                                               Timothy N. Burditt
                                               Executive Vice President



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